Exhibit 107

CALCULATION OF FILING FEE TABLE

424H
(Form Type)

TOYOTA AUTO FINANCE RECEIVABLES LLC
(Exact Name of Registrant as Specified in its Charter)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Asset-Backed Securities	Asset-Backed Notes	Other		100%
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fees Due
(1)            Estimated solely for purposes of calculating registration fee.
(2)            Pursuant to rule 456(c) of the General Rules and Regulations under the Securities Act of 1933, as amended, the registration fee related to the asset-backed notes offered hereby is paid herewith.